Exhibit 10.4


                              AMENDED AND RESTATED
                                 LOAN AGREEMENT


         THIS AMENDED AND RESTATED LOAN AGREEMENT ("AGREEMENT"), dated July 2, 2003, is made and entered into on the terms and conditions hereinafter set forth, by and between PETRA MEZZANINE FUND, L.P., a Delaware limited partnership ("LENDER"), and FIND/SVP, INC., a New York corporation ("BORROWER").


                                    RECITALS:

         1. Borrower and Lender are parties to that certain Loan Agreement dated April 1, 2003, pursuant to which Lender has made a term loan to Borrower in the original principal amount of $3,000,000, all as described therein.

         2. Borrower desires to borrow from Lender and Lender desires to lend to Borrower an additional $500,000 pursuant to a Promissory Note of even date herewith, executed by Borrower and payable to the order of Lender, on the terms and conditions hereinafter set forth.

         3. In order to induce Lender to make the new loan, Borrower has made certain representations to Lender.

         4. Lender, in reliance upon the representations and inducements of Borrower set forth herein and in the other Loan Documents, has agreed to make the new loan upon the terms and conditions hereinafter set forth.

         5. Lender and Borrower desire to amend the Agreement to reflect the foregoing.


                                   AGREEMENTS:

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, Lender and Borrower hereby agree as follows:

                                    ARTICLE 1
                          DEFINITIONS, ACCOUNTING TERMS
                         AND PRINCIPLES OF CONSTRUCTION


         1.1 DEFINED TERMS. In addition to terms defined elsewhere herein, the following terms, as used in this Agreement, shall have the respective meanings set forth below (terms defined in the singular to have the same meaning when used in the plural, and vice versa, unless otherwise expressly indicated):

         "ACQUISITION AGREEMENT" means that certain Stock Purchase Agreement by and among Jay L. Friedland, Robert La Terra, Guideline and Borrower or one of its wholly-owned subsidiaries, dated as of April 1, 2003.

         "ADDITIONAL LOAN" shall mean that certain loan from Lender to Borrower in the maximum principal amount of $500,000.

         "ASSIGNMENT OF LIFE INSURANCE" shall mean the Assignment of Life Insurance Policy as Collateral substantially in the form of EXHIBIT A, executed by Borrower in favor of Lender, covering a life insurance policy or policies on the life of David Walke, which in the aggregate amount are not less than $3,500,000.00.

         "CAPITALIZED LEASE" shall mean, as to any Person, any lease of property by such Person as lessee that, in accordance with GAAP, either would be required to be classified and accounted for as a capital lease on a consolidated balance sheet of such Person or otherwise be disclosed as such in a note to such balance sheet.

         "CAPITALIZED LEASE OBLIGATIONS" shall mean, as to any Person as of any date, the amount of the obligation of the lessee under a Capitalized Lease that, in accordance with GAAP, would appear on a consolidated balance sheet of such Person in respect of such Capitalized Lease or otherwise be disclosed as such in a note to such balance sheet.

         "CASH INTEREST EXPENSE" shall mean, with respect to any fiscal period of Borrower, the portion of Interest Expense for such period that was paid in cash.

         "CHANGE IN CONTROL" shall mean an event or series of events shall occur by which:

         (a) any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), but excluding Martin Franklin and/or David Walke shall become the "beneficial owner" (within the meaning of Rule 13d-3 and/or Rule 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all shares that such Person has the right to acquire without condition, other than the passage of time, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of twenty-five percent (25%) or more of the combined voting power of all securities of the Borrower entitled to vote in the election of directors, other than securities having such power only by reason of the happening of a contingency (other than the passage of time), or

         (b) individuals who at the beginning of any period of two (2) consecutive calendar years constituted the Board of Directors of the Borrower (together with any new directors whose election by such Board of Directors or whose nomination for election by the Borrower's shareholders was approved by a vote of at least two-thirds (2/3) of the members of such Board of Directors then still in office who either were members of such Board of Directors at the beginning of such period or whose election or nomination for election was previously so approved) shall cease for any reason to constitute a majority of the members of the Board of Directors of the Borrower then in office.

         "CLOSING DATE" shall have the date on which the conditions set forth in
ARTICLE 6 have been satisfied and the proceeds of the Loan have been advanced to Borrower by Lender.

         "CLOSING FEE" shall have the meaning assigned to such term in SECTION 2.2.2.

         "COLLATERAL" shall mean all property and interests in property, presently owned or hereafter acquired or presently existing or hereafter created by Borrower, including any and all proceeds thereof, in which a security interest has been granted in favor of Lender, whether under this Agreement, the Security Documents or any other Loan Document.

         "COMMON STOCK" shall have the meaning assigned to such term in SECTION 3.2.

         "COMMONLY CONTROLLED ENTITY" shall mean a Person that is under common control with Borrower within the meaning of subsection 414(b), (c), (m), (n) or
(o) of the Internal Revenue Code.

         "CONSIDERATION SHARES PUT" shall have the meaning assigned to such term in Section 2.6 of the Acquisition Agreement.

         "CONTINGENT OBLIGATIONS" shall mean, for any Person, any contingent obligation calculated in accordance with GAAP, and in any event shall include (without duplication) all indebtedness, obligations or other liabilities of such Person guaranteeing or in effect guaranteeing the payment or performance of any indebtedness, obligation or other liability, regardless of whether contingent (collectively, the "PRIMARY OBLIGATIONS"), of any other Person (the "PRIMARY OBLIGOR") in any manner, whether directly or indirectly, including any indebtedness, obligation or other liability of such Person, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss with respect thereto.

         "DEFERRED CONSIDERATION AMOUNTS" shall mean the One Year Deferred Consideration Amount and Two Year Deferred Consideration Amount that may be payable to the shareholders of Guideline pursuant to Sections 2.3 and 2.4, respectively, of the Acquisition Agreement and the Earn Out Amounts (as defined in the TTech Asset Purchase Agreement) that may be payable to Sopheon Corporation pursuant to Section 2.2(a)(iii) of the TTech Asset Purchase Agreement.

         "DEFAULT" shall mean any of the events specified in SECTION 7.1, regardless of whether any requirement for the giving of notice (and if applicable, an opportunity to cure), the lapse of time or both has been satisfied.

         "EBITDA" shall mean, with respect to any fiscal period of Borrower, Net Income for such period, PLUS, without duplication, and only to the extent reflected as an expense in the statement of such Net Income for such period, the SUM of (a) income tax expense (including, without limitation, the expenses of any franchise or excise taxes imposed in lieu of income taxes), PLUS (b) Interest Expense, PLUS (c) depreciation and amortization expense, PLUS (d) amortization of intangibles (including, without limitation, goodwill) and organization costs, PLUS (e) any other non-cash charges or expenses or non-cash losses (including non-cash losses on sales of assets outside of the ordinary course of business, and also including non-cash expenses relating to or arising out of the issuance of common stock purchase warrants), PLUS (f) any extraordinary, unusual or non-recurring losses (including losses on the sales of assets outside the ordinary course of business), MINUS, without duplication, and only to the extent included as an income item in the statement of such Net Income for such period, the SUM of (i) any extraordinary, unusual or non-recurring income or gains (including gains on the sales of assets outside of the ordinary course of business), PLUS (ii) any other non-cash income, all as determined on a consolidated basis and in accordance with GAAP.

         "ENVIRONMENTAL LAWS" shall mean all applicable federal, state, regional, county or local laws, statutes, rules, regulations or ordinances governing the Borrower, its Subsidiaries and their real property, now or hereafter in effect, relating to the generation, recycling, use, reuse, sale, storage, handling, transport, treatment or disposal of Hazardous Materials, including the Comprehensive Environmental Response Compensation Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. ss.9601 ET SEQ., the Resource Conservation and Recovery Act of 1976, as amended by the Solid and Hazardous Waste Amendments of 1984, 42 U.S.C. ss.6901 ET SEQ., the Toxic Substances Control Act, 15 U.S.C. ss.2601 ET SEQ., the Hazardous Materials Transportation Act, 49 U.S.C. ss.1801, ET SEQ., the Clean Air Act, 42 U.S.C. ss.7401 ET SEQ., the Clean Water Act of 1977, 33 U.S.C. ss.1251 ET SEQ., and any rules, regulations and guidance documents promulgated or published thereunder, and any state, regional, county or local statute, law, rule, regulation or ordinance now or hereafter in effect that relates to public health, safety or the discharge, emission or disposal of Hazardous Materials in or to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use, handling or disposal of asbestos, polychlorinated biphenyls, petroleum, petroleum derivatives or by-products, other hydrocarbons or urea formaldehyde, to the treatment, storage, disposal or management of Hazardous Materials, to exposure to Hazardous Materials or to the transportation, storage, disposal, management or release of gaseous or liquid substances, and any regulation, order, injunction, judgment, declaration, notice or demand issued thereunder.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974.

         "ERISA AFFILIATE" shall mean each trade or business (whether or not incorporated) which, together with Borrower, is treated as a single employer under Section 414(b), (c), (m), (n) or (o) of the Internal Revenue Code.

         "EVENT OF DEFAULT" shall mean any of the events specified in SECTION 7.1, PROVIDED that any requirement for the giving of notice (and if applicable, an opportunity to cure), the lapse of time or both has been satisfied.

         "FINANCING STATEMENT" shall mean any Uniform Commercial Code financing statement authorized pursuant to the provisions of the Security Agreement or any other Loan Document.

         "FIRST NOTE" shall mean that certain Promissory Note dated April 1, 2003, executed by Borrower in favor of Lender, evidencing the indebtedness of Borrower to Lender in connection with the Original Loan.

         "FISCAL QUARTER" shall mean each of the accounting periods of approximately three (3) months ending on March 31, June 30, September 30 and December 31, respectively, of each year.

         "FISCAL YEAR" shall mean the twelve (12) month period ending on December 31 of each year.

         "FIXED CHARGE COVERAGE RATIO" shall mean, for Borrower and its Subsidiaries on a consolidated basis, calculated as of June 30, 2003, for the then-ending Fiscal Quarter, as of September 30, 2003, for the then-ending two
(2) consecutive Fiscal Quarters, as of December 31, 2003, for the then-ending three (3) consecutive Fiscal Quarters and thereafter as of the end of any period of four (4) consecutive Fiscal Quarters of Borrower, the ratio of EBITDA for such period to Fixed Charges for such period.

         "FIXED CHARGES" means, for any period, the sum of (a) Cash Interest Expense for such period, plus (b) regularly scheduled payments of principal paid or payable in respect of Funded Indebtedness during such period, plus (c) any Deferred Consideration Amounts plus (d) any payment made to the shareholders of Guideline in connection with the Consideration Shares Put (as defined in Section
2.6 of the Acquisition Agreement).

         "FUNDED INDEBTEDNESS" shall mean, for Borrower and its Subsidiaries on a consolidated basis, all Indebtedness that by its terms matures more than one
(1) year from the date of incurrence thereof or that is renewable or extendable at the option of the obligor to a date beyond one year from such date, including any and all current maturities of such Indebtedness.

         "FUNDED INDEBTEDNESS TO EBITDA RATIO" shall mean, for Borrower and its Subsidiaries on a consolidated basis, calculated as of June 30, 2003, for the then-ending Fiscal Quarter, as of September 30, 2003, for the then-ending two
(2) consecutive Fiscal Quarters, as of December 31, 2003, for the then-ending three (3) consecutive Fiscal Quarters and thereafter as of the end of any period of four (4) consecutive Fiscal Quarters of Borrower, the ratio of Funded Indebtedness as of the last day of such period to EBITDA for such period (with EBITDA calculated on an annualized basis for the covenant calculations made as of June 30, 2003, September 30, 2003 and December 31, 2003).

         "GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time.

         "GOVERNMENTAL AUTHORITY" shall mean any nation, province, state or other political subdivision thereof and any government or any natural person or entity exercising executive, legislative, regulatory or administrative functions of or pertaining to government.

         "GUARANTOR SECURITY AGREEMENT" means that certain Amended and Restated Security Agreement of even date herewith, executed by Guarantors in favor of Lender.

         "GUARANTORS" means, collectively, Guideline, Tabline Data Services, Inc., Guideline/Chicago, Inc., Advanced Analytics, Inc., Guideline Consulting Corp. and TTech.

         "GUARANTY" means that certain Amended and Restated Guaranty Agreement of even date herewith executed by Guideline, Tabline Data Services, Inc., Guideline/Chicago, Inc., Advanced Analytics, Inc., Guideline Consulting Corp and TTech in favor of Lender.

         "GUIDELINE" means Guideline Research Corporation, a New York corporation.

         "HAZARDOUS MATERIAL" shall mean any material, substance, pollutant or waste that is defined or designated as a hazardous material, hazardous substance, hazardous waste, pollutant, contaminant or toxic substance under any Environmental Law or otherwise is regulated under any Environmental Law, including asbestos, polychlorinated biphenyls, petroleum, petroleum derivatives or by-products, other hydrocarbons, urea formaldehyde and medical and infectious wastes.

         "INDEBTEDNESS" shall mean, as to any Person, all items that in accordance with GAAP would be shown on the balance sheet of such Person as a liability and in any event shall include (without duplication) (a) indebtedness for borrowed money or for notes, debentures or other debt securities, (b) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (c) reimbursement obligations in respect of letters of credit issued for the account of such Person (including any such obligations in respect of any drafts drawn thereunder), (d) liabilities for all or any part of the deferred purchase price of property or services, including any such liabilities in the form of deferred compensation payable to the sellers thereof, (e) liabilities secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by or is a primary liability of such Person, (f) Capitalized Lease Obligations, and (g) Contingent Obligations; provided, however, Indebtedness shall not include current liabilities incurred in the ordinary course of business and not represented by any note, bond, debenture or other instrument, and which do not remain unpaid more than thirty
(30) days after the date due or more than ninety (90) days after the date of the corresponding invoice, whichever is longer, or if unpaid beyond that time, which are being contested in good faith and by appropriate actions and for which adequate reserves in accordance with GAAP have been established on the books of the primary obligor with respect thereto.

         "INTEREST EXPENSE" shall mean, with respect to any fiscal period of Borrower, interest expense of Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP, whether paid or accrued, including, without duplication, amortization or write-off of original issue discount on any Indebtedness and all deferred financing fees, costs and expenses associated with the incurrence of such Indebtedness (to the extent customarily included in interest expense), the interest portion of any deferred payment obligation and the interest component of any Capitalized Lease Obligation.

         "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986.

         "INVESTMENT" shall mean the making of any loan, advance, extension of credit or capital contribution to, or the acquisition of any stock, bonds, notes, debentures or other obligations or securities of, or the acquisition of any other interest in or the making of any other investment in, any Person.

         "KNOWLEDGE", "KNOWN TO", or other similar terms, when used in this Agreement to qualify any representation or warranty made by the Borrower or any Subsidiary, mean that (at the time the applicable representation or warranty is made or deemed made or repeated) any of the officers or directors of the Borrower and its Subsidiaries has actual (and not imputed or constructive) knowledge of certain specific facts or circumstances affecting such representation or warranty, or is actually (and not imputedly or constructively) aware of facts or circumstances which should have led a reasonable person with similar business responsibilities to conduct a reasonably-detailed investigation into such facts or circumstances and the legal consequences thereof, and such an investigation would have resulted in the investigating party having actual (and not imputed or constructive) knowledge of specific facts or circumstances affecting such representation or warranty.

         "LIEN" shall mean, as to any asset, (a) any lien, charge, claim, mortgage, security interest, pledge, hypothecation or other encumbrance of any kind with respect to such asset, (b) any interest of a vendor or lessor under any conditional sale agreement, Capitalized Lease or other title retention agreement relating to such asset, (c) any reservation, exception, encroachment, easement, right-of-way, covenant, condition, restriction, lease or other title exception affecting such asset, or (d) any assignment, deposit, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).


         "LOAN" shall mean, collectively, the Original Loan and the Additional Loan made by Lender to Borrower pursuant to this Agreement.

         "LOAN DOCUMENTS" shall mean this Agreement, the Note, the Security Documents and all other documents, instruments and agreements now or hereafter executed or delivered pursuant hereto or in connection herewith.

         "MATERIAL ADVERSE EFFECT" and "MATERIAL ADVERSE CHANGE" shall mean a material adverse effect on, or a material adverse change in, (a) the properties, business, operations, or financial condition of Borrower and its Subsidiaries, taken as a whole, or (b) the ability of Borrower to perform its obligations under this Agreement, the Note and the other Loan Documents to which it is a party.

         "MULTIEMPLOYER PLAN" shall mean a "MULTIEMPLOYER PLAN" as defined in
Section 4001(a)(3) of ERISA.

         "NET INCOME" shall mean, for Borrower and its Subsidiaries on a consolidated basis for any period, the net income (or loss) after taxes, determined in accordance with GAAP, subject to customary exclusions with respect to extraordinary and nonrecurring items.

         "NOTE" shall mean, collectively, (i) the First Note and (ii) the Second Note, together with any and all renewals, modifications and extensions of the foregoing.

         "OPERATING LEASE" shall mean, as to any Person, any lease of property (whether real, personal or mixed) by such Person as lessee that is not a Capitalized Lease.

         "ORIGINAL LOAN" shall mean that certain loan from Lender to Borrower in the original principal amount of $3,000,000.

         "OUTSTANDING SHARES" shall have the meaning assigned to such term in
SECTION 3.2.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to subtitle A of Title IV of ERISA.

         "PERMITTED LIENS" shall mean Liens permitted pursuant to the provisions of SECTION 4.15.

         "PERSON" shall mean an individual, corporation, partnership, limited partnership, limited liability company, limited liability limited partnership, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or other form of entity not specifically listed herein.

         "PLAN" shall mean an employee pension benefit plan covered by Title IV of ERISA that is maintained by Borrower, any of its Subsidiaries or a Commonly Controlled Entity.

         "PURCHASE MONEY DEBT" shall mean (a) Indebtedness of Borrower or any of its Subsidiaries that, within thirty (30) days of the purchase of real property, equipment or other tangible personal property in which neither Borrower nor any of its Subsidiaries at any time prior to such purchase had any interest, is incurred to finance part or all of (but not more than) the purchase price of such property, and that bears interest at a rate per annum that is commercially reasonable at the time, and (b) Indebtedness that constitutes a renewal, extension, refunding or refinancing of, but not an increase in the principal amount of, Purchase Money Debt that is such by virtue of CLAUSE (a), is binding only upon the obligor or obligors under the Purchase Money Debt being renewed, extended or refunded and bears interest at a rate per annum that is commercially reasonable at the time.

         "REPORTABLE EVENT" shall mean any of the events set forth under Section 4043(b) of ERISA or the PBGC regulations thereunder.

         "REQUIREMENT OF LAW" shall mean, as to any Person (a) the partnership agreement, charter, certificate of incorporation, articles of incorporation, bylaws, operating agreement or other organizational or governing documents of such Person, (b) any federal, state or local law, treaty, ordinance, rule or regulation, (c) any order, decree or determination of a court, arbitrator or other Governmental Authority; in each case applicable to or binding upon such Person or any of its property or to which such person or any of its property is subject.

         "RESPONSIBLE OFFICER" shall mean, as to any Person, either (a) its president or chief executive officer, or (b) with respect to financial matters, its president, chief executive officer, chief financial officer or any vice president designated in writing by the chief executive officer to Lender.

         "RESTRICTED PAYMENTS" shall mean, as to any Person for any period:

                  (a) dividends, other distributions and other payments or deliveries of property on account of the capital stock of or other ownership interests in, or any warrants, options or other rights in respect of any capital stock of or other ownership interests in, such Person or its

Subsidiaries, now or hereafter outstanding, that are recorded by such Person and its Subsidiaries on a consolidated basis (excluding any such dividends, distributions and other payments made solely to such Person or a wholly-owned Subsidiary of such Person by a Subsidiary of such Person),

                  (b) amounts paid to purchase, redeem, retire or otherwise acquire for value any of the capital stock of or other ownership interests in, or any warrants, options or other rights in respect of the capital stock of or other ownership interests in, such Person or its Subsidiaries, now or hereafter outstanding (excluding any such amounts paid solely to such Person or a wholly-owned Subsidiary of such Person by a Subsidiary of such Person),

                  (c) any assets segregated or set apart (including any money or property deposited with a trustee or other paying agent) by such Person or any of its Subsidiaries for a sinking or analogous fund for the purchase, redemption or retirement or other acquisition of any capital stock of or other ownership interests in, or any warrants, options or other rights in respect of any capital stock of or other ownership interests in, such Person or its Subsidiaries, now or hereafter outstanding (excluding any assets so segregated or set apart with respect to any stock, warrants, options or other rights held by a wholly-owned Subsidiary of such Person),

                  (d) payments made or required to be made by such Person with respect to any stock appreciation rights plan, equity incentive or achievement plan or any similar plan and any assets segregated or set apart for such purposes (including any money or property deposited with a trustee or other paying agent) and

                  (e) any payment, purchase, redemption or acquisition of Indebtedness subordinated to the Indebtedness evidenced by the Note and any assets segregated or set apart for such purposes (including any money or property deposited with a trustee or other paying agent), excluding, however, regularly scheduled payments of interest made according to the stated terms of such subordinated Indebtedness;

         all as determined in accordance with GAAP.

         "SECOND NOTE" shall mean that certain Promissory Note dated July 2, 2003, executed by Borrower in favor of Lender, evidencing the indebtedness of Borrower to Lender in connection with the Additional Loan.

         "SECURITY AGREEMENT" shall mean the Security Agreement dated April 1, 2003, executed by Borrower in favor of Lender, as amended by that certain First Amendment to Security Agreement dated July 2, 2003.

         "SECURITY DOCUMENTS" shall mean the Security Agreement, the Financing Statements, the Assignment of Life Insurance, the Guaranty and the Guarantor Security Agreement together with all documents, instruments and agreements now or hereafter executed or delivered pursuant thereto or in connection therewith.



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


         "STOCK PURCHASE AGREEMENT" shall mean the Series A Preferred Stock Purchase Agreement between Borrower and Lender, dated April 1, 2003

         "SUBSIDIARY" shall mean, as to any Person (a) a corporation, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock having such power only by reason of the occurrence of a contingency) to elect a majority of the board of directors or other managers thereof are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person, or (b) a partnership in which such Person is a general partner or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries or both, by such Person. "Subsidiary" shall specifically include Guideline.

         "TTECH" shall mean TTech Acquisition Corp., a Delaware corporation.

         "TTECH ASSET PURCHASE AGREEMENT" means that certain Amended and Restated Asset Purchase Agreement dated as of June 25, 2003, by and among TTech, Borrower, Sopheon Corporation and Sopheon PLC, as amended by that certain First Amendment to Asset Purchase Agreement dated June 25, 2003.

         "UCC" shall mean the Uniform Commercial Code as in effect in the State of New York or any other applicable jurisdiction, as the context may require.

         "WARRANT" shall mean that certain Stock Purchase Warrant dated April 1, 2003, executed by Borrower in favor of Lender and the Stock Purchase Warrant substantially in the form of EXHIBIT D, executed by Borrower in favor of Lender.

         1.2 ACCOUNTING AND COMMERCIAL TERMS. As used in this Agreement, all accounting terms used but not otherwise defined herein shall have the respective meanings assigned to them by GAAP. All terms used but not otherwise defined herein that are defined or used in Article 9 of the UCC shall have the respective meanings assigned to them in such Article.

         1.3 GENERAL CONSTRUCTION. As used in this Agreement, the masculine, feminine and neuter genders and the plural and singular numbers shall be deemed to include the others in all cases in which they would so apply. "Includes" and "including" are not limiting, and shall be deemed to be followed by "without limitation" regardless of whether such words or words of like import in fact follow same. The word "or" is not intended and shall not be construed to be exclusive.

         1.4 HEADINGS. Article and section headings and captions in this Agreement and the other Loan Documents are included in such Loan Documents for convenience of reference and shall not constitute a part of the applicable Loan Documents for any other purpose.

         1.5 REFERENCES TO THIS AGREEMENT AND PARTS THEREOF. As used in this Agreement, unless otherwise specified the words "hereof," "herein" and "hereunder" and words of similar import shall refer to this Agreement including all schedules and exhibits hereto, as a whole, and not to any particular provision of this Agreement, and the words "Article", "Section", "Schedule" and "Exhibit" refer to articles, sections, schedules and exhibits of or to this Agreement.

         1.6 DOCUMENTARY REFERENCES. Any reference herein to any instrument, document or agreement, by whatever terminology used, shall be deemed to include any and all amendments, modifications, supplements, extensions, renewals, substitutions or replacements thereof as the context may require.

         1.7 LEGAL REFERENCES. Any reference herein to any law shall be a reference to such law as in effect from time to time and shall include any rules and regulations promulgated or published thereunder and published interpretations thereof.


                                    ARTICLE 2
                                    THE LOAN

2.1      ORIGINAL LOAN.

                  2.1.1 THE ORIGINAL LOAN; EVIDENCE OF LOAN INDEBTEDNESS; REPAYMENT. Subject to the terms and conditions hereof, Lender agrees to make the Original Loan to Borrower. The Original Loan shall be evidenced by, and payable in accordance with the provisions of, the First Note. Borrower may prepay the Original Loan, in whole or in part, at any time and from time to time, without premium or penalty.

                  2.1.2 PURPOSE. The purpose of the Original Loan shall be to finance the acquisition by Borrower of one hundred percent (100%) of the stock of Guideline Research Corporation including without limitation Deferred Consideration Amounts, as applicable, and Consideration Shares Put. The proceeds of the Original Loan shall be used for no other purposes.


         2.2      ADDITIONAL LOAN.

                  2.2.1 THE ADDITIONAL LOAN; EVIDENCE OF LOAN INDEBTEDNESS; REPAYMENT. Subject to the terms and conditions hereof, Lender agrees to make the Additional Loan to Borrower. The Additional Loan shall be evidenced by, and payable in accordance with the provisions of, the Second Note. Borrower may prepay the Additional Loan, in whole or in part, at any time and from time to time, without premium or penalty.

                  2.2.2 CLOSING FEE. In connection with the making of the Additional Loan, Borrower shall pay to Lender a closing fee in the amount of $7,500.00 (the "CLOSING

         FEE"). Lender hereby acknowledges that Borrower has prepaid a portion of the Closing Fee in the form of an acceptance fee in the amount of $5,000.00. The balance of the Closing Fee is due and payable on the Closing Date, and Borrower hereby authorizes and directs Lender to deduct from the Loan proceeds and retain for its account the sum of $2,500.00 as payment of the outstanding balance of the Closing Fee.

                  2.2.3 PURPOSE. The purpose of the Additional Loan shall be to finance the acquisition of the assets of the IM Division of Sopheon Corporation by TTech pursuant to the TTech Asset Purchase Agreement. The proceeds of the Additional Loan shall be used for no other purposes.


                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

         To induce Lender to make the Loan, Borrower hereby represents and warrants to Lender as follows:

         3.1 CORPORATE STATUS. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Borrower has the corporate power to own and operate its properties, to carry on its business as now conducted and to enter into and to perform its obligations under this Agreement and the other Loan Documents to which it is a party. Borrower is duly qualified to do business and in good standing in each jurisdiction in which a failure to be so qualified would have a Material Adverse Effect.

         3.2 CAPITALIZATION. The authorized capital stock of Borrower consists solely of one hundred million (100,000,000) shares of common stock, $.0001 par value per share ("COMMON STOCK"), 12,253,229 of which (the "OUTSTANDING SHARES") are issued and outstanding, and 2,000,000 shares of preferred stock, $0.0001 par value per share, of which 500,000 have been designated as Series A Preferred Stock, 333,333 of which are outstanding. All of the Outstanding Shares are duly authorized, validly issued and outstanding and fully paid and nonassessable and free of preemptive rights. Except for the Outstanding Shares, there are no shares of capital stock or other securities of Borrower outstanding. Except as set forth on SCHEDULE 3.2, there are no outstanding options, warrants or rights to purchase or acquire from Borrower any securities of Borrower, and there are no contracts, commitments, agreements, understandings, arrangements or restrictions as to which Borrower is a party or by which it is bound relating to any shares of capital stock or other securities of Borrower (including the Outstanding Shares), regardless of whether outstanding.

         3.3 AUTHORIZATION. Borrower has full legal right, power and authority to conduct its business and affairs as now conducted and as hereafter intended to be conducted. Borrower has full legal right, power and authority to enter into and perform its obligations hereunder, without the consent or approval of any other person, firm, governmental agency or other legal entity. The execution and

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delivery of this Agreement, the borrowing hereunder, the execution and delivery of each Loan Document to which Borrower is a party and the performance by Borrower of its obligations thereunder are within the corporate powers of Borrower and have been duly authorized by all necessary corporate action properly taken, have received all necessary governmental approvals, if any were required, and do not and will not conflict with or result in a breach of any provision of law, any applicable judgment, ordinance, regulation or order of any court or Governmental Authority, the charter or bylaws of Borrower, or any agreement binding upon Borrower or its properties. The officer(s) executing this Agreement, the Note and all of the other Loan Documents to which Borrower is a party are duly authorized to act on behalf of Borrower.

         3.4 VALIDITY AND BINDING EFFECT. This Agreement and the other Loan Documents are the legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, subject to limitations imposed by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally or the application of general equitable principles.

         3.5 NO CONFLICTS. The execution and delivery of this Agreement and the other Loan Documents, consummation of the transactions contemplated by such Loan Documents and the performance of the obligations of Borrower under and by virtue of such Loan Documents will not result in any breach of, or constitute a default under, any mortgage, security deed or agreement, deed of trust, lease, bank loan or credit agreement, corporate charter or bylaws, agreement or certificate of limited partnership, partnership agreement, license, franchise or any other instrument or agreement to which Borrower is a party or by which Borrower or its respective properties may be bound or affected, unless and except to the extent that Borrower has obtained an effective waiver.

         3.6 INVESTMENTS. Borrower has no Investments other than cash on deposit with banks and Investments (including Investments in Subsidiaries of Borrower) set forth on SCHEDULE 3.6. With respect to each Subsidiary of Borrower, SCHEDULE
3.6 shows the jurisdiction of incorporation or other organization and the percentage of the stock or other equity interests that is owned by Borrower and each other Person having an interest therein. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified to transact business and is in good standing in each jurisdiction in which a failure to be so qualified would have a Material Adverse Effect. The outstanding capital stock of each Subsidiary that is a corporation is validly issued, fully paid and nonassessable. Borrower and its Subsidiaries have good and valid title to the equity interests in the Subsidiaries of Borrower shown as owned by each of them on SCHEDULE 3.6, free and clear of all Liens. Except where otherwise indicated herein or unless the context otherwise requires, any reference to Borrower herein shall include Borrower and all of its Subsidiaries.

         3.7 TRADEMARKS, PATENTS, ETC. SCHEDULE 3.7 is an accurate and complete list of all patents, trademarks, tradenames, trademark registrations, service names, service marks, copyrights, licenses, formulas and applications therefor owned by Borrower or used or required by Borrower in the operation of Borrower's business as now presently conducted or contemplated to be conducted, title to each of which is, except as set forth in
SCHEDULE 3.7, held by Borrower free and clear of all Liens. There is no infringement action, lawsuit, claim or formal complaint that asserts that Borrower's operations violate or infringe the rights or the trade names, trademarks, trademark registrations, service names, service marks or copyrights of others with respect to any asset or operation of Borrower or any adversely held trademark, trade name, trademark registration, service name, service mark or copyright, and Borrower is not in any way making use of any confidential information or trade secrets of any Person except with the consent of such Person.

         3.8 FINANCIAL STATEMENTS. The financial statements of Borrower dated March 31, 2003, copies of which are attached hereto as SCHEDULE 3.8, are true, correct and complete in all material respects, have been prepared in accordance with GAAP consistently applied, and fairly present the financial condition of Borrower as of the date(s) thereof. No Material Adverse Change has occurred since the date(s) thereof, and no additional borrowings have been made or material liabilities incurred by Borrower since the date(s) thereof other than as set forth on SCHEDULE 3.8.

         3.9 INDEBTEDNESS. SCHEDULE 3.9 is a complete and correct list of all Indebtedness of Borrower and its Subsidiaries, and identifies all credit agreements, indentures, purchase agreements, promissory notes and other evidences of Indebtedness, guaranties, Capitalized Leases and other instruments, agreements and arrangements presently in effect providing for or relating to extensions of credit (including agreements and arrangements for the issuance of letters of credit or for acceptance financing) in respect of which Borrower or any of the properties thereof is in any manner directly or contingently obligated. The maximum principal or face amounts of the credit in question that are outstanding and that can be outstanding are correctly stated on SCHEDULE 3.9, and all Liens of any nature given or agreed to be given as security for any Indebtedness of Borrower are correctly described or indicated in such Schedule.

         3.10 TITLE TO ASSETS. Borrower and its Subsidiaries have good and marketable title (or good and marketable leasehold interests with respect to leased property) to all their respective assets (including all assets constituting a part of the Collateral and all assets reflected in the balance sheet of Borrower as of March 31, 2003), subject to no Liens other than Permitted Liens.

         3.11 LABOR MATTERS. There are no disputes or controversies pending between Borrower or its Subsidiaries and their respective employees, the outcome of which reasonably may be expected to have a Material Adverse Effect.

         3.12 LITIGATION. Except as set forth on SCHEDULE 3.12, there are no actions, suits or proceedings pending, or, to the Knowledge of Borrower threatened, against or affecting Borrower or any of its Subsidiaries or involving the validity or enforceability of any of the Loan Documents, at law or in equity, before any court or Governmental Authority. To Borrower's Knowledge, Borrower is not in default with respect to any order, writ, injunction, decree or demand of any court or Governmental Authority that can be reasonably expected to have a Material Adverse Effect.

         3.13 OTHER AGREEMENTS; NO DEFAULTS. Borrower is not a party to any indenture, loan or credit agreement, lease or other instrument, document or agreement or instrument, or subject to any charter or corporate restriction, that could have a Material Adverse Effect. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument material to its business to which it is a party, including this Agreement and the other Loan Documents, and no other default or event has occurred and is continuing that with notice or the passage of time or both would constitute a default or event of default under any of same.

         3.14 COMPLIANCE WITH LAWS. Borrower and its Subsidiaries (a) have not been, are not and will not be in violation of any applicable Requirement of Law, including any building, zoning, occupational safety and health, fair employment, equal opportunity, pension, environmental control or similar federal, state or local law, ordinance or regulation, relating to the ownership or operation of their respective businesses or assets, (b) have not failed to obtain any license, permit, certificate or other governmental authorization necessary for the conduct of their businesses or the ownership and operation of their assets,
(c) have not received any notice from any Governmental Authority, and to their Knowledge no such notice is pending or threatened, alleging that Borrower or any of its Subsidiaries has violated, or has not complied with, any Requirement of Law, condition or standard applicable with respect to any of the foregoing, and
(d) are not a party to any agreement or instrument, or subject to any judgment, order, writ, rule, regulation, code or ordinance, except to the extent that any violation, noncompliance, failure, agreement, judgment, etc. as described in this SECTION 3.14 cannot reasonably be expected to have a Material Adverse Effect.

         3.15 GOVERNMENTAL AUTHORIZATIONS; PERMITS, LICENSES AND ACCREDITATION; OTHER RIGHTS. Borrower and its Subsidiaries have all licenses, permits, approvals, registrations, contracts, consents, franchises, qualifications, accreditations and other authorizations necessary for the lawful conduct of their respective businesses or operations wherever now conducted and as planned to be conducted, pursuant to all applicable statutes, laws, ordinances, rules and regulations of all Governmental Authorities having, asserting or claiming jurisdiction over Borrower and its Subsidiaries or over any part of their respective operations except to the extent the failure to obtain cannot reasonably be expected to have a Material Adverse Effect. Copies of all such licenses, permits, approvals, registrations, contracts, consents, franchises, qualifications, accreditations and other authorizations shall be provided to Lender upon request. Borrower and its Subsidiaries are not in default under any of such licenses, permits, approvals, registrations, contracts, consents, franchises, qualifications, accreditations or other authorizations, and no event has occurred, and no condition exists, that with the giving of notice, the passage of time or both would constitute a default thereunder or would result in the suspension, revocation, impairment, forfeiture or non-renewal of any thereof, except to the extent that the cumulative effect of all such defaults, events, conditions, suspensions, revocations, impairments, forfeitures and non-renewals cannot reasonably be expected to have a Material Adverse Effect. The continuation, validity and effectiveness of all such licenses, permits, approvals, registrations, contracts, consents, franchises, qualifications, accreditations and other authorizations will not be adversely affected by the transactions contemplated by this Agreement. To the Knowledge of Borrower, it and its Subsidiaries know of no reason why they will not be able to maintain after the date hereof all licenses, permits, approvals, registrations, contracts, consents, franchises, qualifications, accreditations and other authorizations necessary or appropriate to conduct the businesses of Borrower and its Subsidiaries as now conducted and presently planned to be conducted except to the extent such failure cannot reasonably be expected to have a Material Adverse Effect.

         3.16 TAXES. Borrower has filed or caused to be filed all tax returns that to its Knowledge are required to be filed (except for returns that have been appropriately extended), and has paid, or will pay when due, all taxes shown to be due and payable on said returns and all other taxes, impositions, assessments, fees or other charges imposed on them by any governmental authority, agency or instrumentality, prior to any delinquency with respect thereto (other than taxes, impositions, assessments, fees and charges currently being contested in good faith by appropriate proceedings, for which appropriate amounts have been reserved). No tax liens have been filed against Borrower or any of the property thereof.

         3.17 CERTAIN TRANSACTIONS. Except as set forth on SCHEDULE 3.17, (a) Borrower is not indebted, directly or indirectly, to any of its officers or directors or to their respective spouses or children, in any amount whatsoever, and (b) none of said officers or directors or any members of their immediate families, are indebted to Borrower or have any direct or indirect ownership interest in any firm or corporation with which Borrower has a business relationship, or any firm or corporation which competes with Borrower, except that officers or directors of Borrower may own no more than 5% of outstanding stock of publicly traded companies that may compete with Borrower. Except as set forth on SCHEDULE 3.17, no officer or director or any member of their immediate families, is, directly or indirectly, interested in any material contract with Borrower, and each such contract has been fully disclosed to and approved by the directors of Borrower and is on arm's length terms. Except as set forth on
SCHEDULE 3.17, Borrower is not a guarantor or indemnitor of any Indebtedness of any other person, firm or corporation.

         3.18 MARGIN REGULATIONS. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock. No proceeds received pursuant to this Agreement will be used to purchase or carry any equity security of a class registered pursuant to Section 12 of the Exchange Act.

         3.19 SIGNIFICANT CONTRACTS. SCHEDULE 3.19 is a complete and correct list of all contracts, agreements and other documents pursuant to which Borrower receives revenues in excess of $50,000. Each such contract, agreement and other document is in full force and effect as of the date hereof and Borrower knows of no reason why such contracts, agreements and other documents would not remain in full force and effect pursuant to the terms thereof.

         3.20     ERISA.

                  (a) PLANS. SCHEDULE 3.20 sets forth any and all Plans maintained by or on behalf of Borrower or any of its Subsidiaries, including any defined benefit pension plan, profit sharing plan, money purchase pension plan, savings or thrift plan, stock bonus plan, employee stock ownership plan or Multiemployer Plan and any plan, fund, program, arrangement or practice providing for medical (including post-retirement medical), hospitalization, accident, sickness, disability, or life insurance benefits. Neither Borrower nor any ERISA Affiliate maintains or contributes to, or has maintained or contributed to, any defined benefit pension plan or Multiemployer Plan.

                  (b) COMPLIANCE. Each Plan maintained by or on behalf of Borrower or any of its Subsidiaries has at all times been maintained, by its terms and in operation, in accordance in all material respects with ERISA and all other applicable Requirements of Law.
                  (c) LIABILITIES. Except for liabilities and expenses that become payable and are timely paid pursuant to the terms and usual operations of the Plans, Borrower currently is not, and to its Knowledge will not become, subject to any material liability (including withdrawal liability), tax or penalty whatsoever to any Person whomsoever with respect to any Plan including any material tax, penalty or liability arising under Title I or Title IV of ERISA or Chapter 43 of the Internal Revenue Code.

                  (d) FUNDING. Each of Borrower and its ERISA Affiliates has made full and timely payment of all amounts (1) required to be contributed under the terms of each Plan and applicable law and (2) required to be paid as expenses of each Plan. No Plan or Plans have an "amount of unfunded benefit liabilities" (as defined in Section 4001(a)(18) of ERISA) that, in the aggregate, exceeds $25,000.

         3.21     ENVIRONMENTAL MATTERS.

                  (a) Neither Borrower nor any of its Subsidiaries, nor any of the properties owned or, to the Borrower's Knowledge, leased thereby or operations thereof, nor, to the Knowledge of Borrower, any current or prior owner, lessor or operator (other than Borrower or any of its Subsidiaries) of any properties owned or leased by Borrower or any of its Subsidiaries, is in violation of any applicable Environmental Law or any restrictive covenant or deed restriction relating to environmental matters (recorded or otherwise) or subject to any existing, pending or threatened investigation, inquiry or proceeding by any Governmental Authority or subject to any remedial obligations under any Environmental Law, except to the extent that the cumulative effect of all such violations, investigations, inquiries, proceedings and remedial obligations cannot reasonably be expected to have a Material Adverse Effect.

                  (b) All permits, licenses, approvals and filings required of Borrower or any of its Subsidiaries with respect to Hazardous Materials, including past or present treatment, storage, disposal or release of any Hazardous Materials into the environment, have been obtained or filed except to the extent that the cumulative effect of the failure to obtain or file cannot reasonably be expected to have a Material Adverse Effect.

                  (c) All Hazardous Materials generated by Borrower or any of its Subsidiaries have in the past been, and will continue to be, transported, treated and disposed of only by carriers maintaining valid permits under all applicable Environmental Laws and only at treatment, storage and disposal facilities maintaining valid permits under applicable Environmental Laws, which carriers and facilities have been and are, to the Knowledge of Borrower, operating in compliance with such permits.

                  (d) Borrower and its Subsidiaries have taken all reasonable steps necessary to determine, and have determined, that no Hazardous Materials have been disposed of or otherwise released by them except in compliance with Environmental Laws.

                  (e) Neither Borrower nor any of its Subsidiaries has a material contingent liability in connection with any release of any Hazardous Materials or solid waste into the environment.

         3.22 STATEMENTS NOT FALSE OR MISLEADING. No representation or warranty given as of the date hereof by Borrower contained in this Agreement or any schedule attached hereto or any statement in any document, certificate or other instrument furnished or to be furnished to Lender pursuant hereto, taken as a whole, contains or will (as of the time so furnished) contain any untrue statement of a material fact, or omits or will (as of the time so furnished) omit to state any material fact which is necessary in order to make the statements contained therein not misleading.

         3.23 LIENS. There have been no UCC filings filed with respect to the Collateral since April 1, 2003, other than Permitted Liens.

                                    ARTICLE 4
                            COVENANTS AND AGREEMENTS

         Borrower covenants and agrees that during the term of this Agreement:

         4.1 PAYMENT AND PERFORMANCE OF OBLIGATIONS. Borrower shall pay the indebtedness evidenced by the Note according to the terms thereof, and shall timely pay or perform, as the case may be, all of the other obligations of Borrower to Lender, direct or contingent, however evidenced or denominated, and however and whenever incurred, including indebtedness incurred pursuant to any present or future commitment of Lender to Borrower, together with interest thereon, and any extensions, modifications, consolidations or renewals thereof and any notes given in payment thereof.

         4.2      FINANCIAL STATEMENTS AND REPORTS.  Borrower shall furnish to
Lender:

                  (a) as soon as available and in any event within one hundred and twenty (120) days after the end of each Fiscal Year of Borrower, a consolidated balance sheet of Borrower and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, shareholders' equity and cash flows of Borrower and its Subsidiaries for such Fiscal Year, audited and reported upon, without qualification, by an accounting firm reasonably acceptable to Lender, accompanied by an unaudited consolidating balance sheet of Borrower and its Subsidiaries as of the end of such Fiscal Year and an unaudited consolidating statement of income of Borrower and its Subsidiaries for such Fiscal Year, certified by a Responsible Officer of Borrower, together with (1) a certificate of a Responsible Officer of Borrower stating that no Default has occurred and is continuing or, if in the opinion of such officer, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that Borrower proposes to take with respect thereto, (2) a certificate of a Responsible Officer of Borrower, in form satisfactory to Lender, setting forth computations demonstrating compliance with all financial covenants contained herein as of the end of such Fiscal Year, and (3) a written discussion and analysis by the management of Borrower of the financial statements furnished in respect of such Fiscal Year.

                  (b) as soon as available and in any event within thirty (30) days after the end of each month, an unaudited consolidated and consolidating balance sheet of Borrower and its Subsidiaries as of the end of such month, the related consolidated and consolidating statement of income of Borrower and its Subsidiaries for the period commencing at the beginning of the current Fiscal Year and ending with the end of such month and the related consolidated statements of shareholders' equity and cash flows of Borrower and its Subsidiaries for such period, certified by a Responsible Officer of Borrower, together with (1) a certificate of a Responsible Officer of Borrower stating that no Default has occurred and is continuing or, if in the opinion of such officer, a Default has occurred and is continuing, a statement as to the nature thereof and the action that Borrower proposes to take with respect thereto and
(2) a certificate of a Responsible Officer of Borrower, in form satisfactory to Lender, setting forth computations demonstrating compliance with all financial covenants contained herein as of the end of such period.

                  (c) within thirty (30) days after to the beginning of each Fiscal Year of Borrower, a budget of Borrower and its Subsidiaries for such Fiscal Year setting forth, on a monthly basis and in reasonable detail, a balance sheet and statements of income, shareholders' equity and cash flows for such Fiscal Year.

                  (d) with reasonable promptness, such other financial data as Lender reasonably may request.

                  (e) Lender agrees to hold in confidence all of the information so provided pursuant to this Section 4.2, except for any disclosure (i) made to any of its officers, directors, employees, attorneys and other advisors, (ii) of any information which is or has become public information other than as a result of a disclosure by it or any of the persons described in the preceding clause
(i), (iii) as required by any applicable law, rule or regulation or judicial process or requested by any governmental authority, in which event, to the extent permitted by law, notice of any such disclosure shall be given as promptly as practicable to you, (iv) to prospective assignees which agree for the Borrower's benefit to be bound by confidentiality provisions substantially the same as those contained in this sentence, (v) in connection with any adversarial legal proceeding between Lender and Borrower,
(vi) of any information which was available to Lender on a non-confidential basis prior to its disclosure by Borrower or its advisors, or (vii) of any information which becomes available to Lender on a non-confidential basis from a source other than Borrower or any of its advisors, provided that such source is not (1) known to Lender to be bound by a confidentiality agreement with Borrower or any of its advisors or (2) known to Lender to be otherwise prohibited from transmitting the information to Lender by a contractual, legal or fiduciary obligation.

         Borrower will take all actions necessary to cause all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as may be approved by such accountants or Responsible Officer, as the case may be, and specifically disclosed therein).



         4.3 MAINTENANCE OF BOOKS AND RECORDS; INSPECTION. Borrower shall maintain its books, accounts and records in accordance with GAAP consistently applied, and permit Lender, its officers and employees and any professionals designated by Lender in writing, at Lender's expense, to visit and inspect any of the properties, corporate books and financial records of Borrower and its Subsidiaries, and to discuss its accounts, affairs and finances with Borrower or the principal officers of Borrower during reasonable business hours, all at such times as Lender may reasonably request, provided that no such inspection shall materially interfere with the conduct of Borrower's business.

         4.4 INSURANCE. Without limiting any of the requirements of any of the other Loan Documents, Borrower shall, and shall cause each of its Subsidiaries to, maintain, in amounts customary for entities engaged in comparable business activities, (a) "all risk" casualty insurance on its properties against such hazards as are customarily insured against by entities engaged in comparable business activities, (b) general liability insurance, and (c) to the extent required by applicable law, worker's compensation insurance (or maintain a legally sufficient amount of self insurance against worker's compensation liabilities, with adequate reserves, under a plan approved by Lender, such approval not to be unreasonably withheld). Lender shall be named as an additional insured with respect to liability insurance and an additional loss payee, as its interests appear, with respect to property insurance. Each such insurance policy shall require the insurer to notify Lender in writing at least thirty (30) days prior to any cancellation or material reduction or limitation of such policy. At the request of Lender, Borrower will deliver to Lender forthwith a certificate specifying the details of such insurance in effect.

         4.5 TAXES AND ASSESSMENTS. Borrower shall, and shall cause each of its Subsidiaries to, (a) file all tax returns and appropriate schedules thereto that are required to be filed under applicable law, prior to the date of delinquency except to the extent a valid extension has been received, (b) pay and discharge all taxes, assessments and governmental charges or levies imposed upon Borrower or such Subsidiary or upon its income and profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and (c) pay all taxes, assessments and governmental charges or levies that, if unpaid, might become a Lien upon any of its properties; PROVIDED, HOWEVER, that Borrower or such Subsidiary in good faith may contest any such tax, assessment, governmental charge or levy described in the foregoing clauses (b) and (c) so long as appropriate reserves are maintained with respect thereto.

         4.6 CORPORATE EXISTENCE; NAME. Borrower shall, and shall cause each of its Subsidiaries to, maintain its corporate or other existence and good standing in the state of its incorporation or organization, and its qualification and good standing in each jurisdiction in which a failure to be so qualified would have a Material Adverse Effect. Borrower shall not, and shall not permit any of its Subsidiaries to, (a) change its name without giving Lender thirty (30) days prior written notice or (b) modify or amend its articles of incorporation or bylaws. Notwithstanding any provision herein to the contrary, Borrower shall be permitted to cause itself or any of its Subsidiaries to reincorporate in the State of Delaware, so long as Borrower gives Lender 30 days prior written notice.

         4.7 COMPLIANCE WITH LAW AND OTHER AGREEMENTS. Except where the failure to do so would not have a Material Adverse Effect, Borrower shall, and shall cause each of its Subsidiaries to, maintain its business operations and property owned or used in connection therewith in compliance with (a) all applicable Requirements of Law, and (b) all instruments, documents and agreements to which Borrower or such Subsidiary is a party or by which Borrower or such Subsidiary or any of its properties is bound. Without limiting the foregoing, Borrower shall, and shall cause each of its Subsidiaries to, pay all of its Indebtedness promptly in accordance with the terms thereof.

         4.8 NOTICE OF DEFAULT. Borrower shall give written notice to Lender of the occurrence of any Default promptly following the occurrence thereof.

         4.9 NOTICE OF LITIGATION. Borrower shall give notice, in writing, to Lender of (a) any actions, suits or proceedings wherein the amount at issue is in excess of Fifty Thousand and No/100ths Dollars ($50,000) instituted by any persons whomsoever against Borrower or any of its Subsidiaries or affecting any of the assets of Borrower or any of its Subsidiaries, and (b) any dispute, not resolved within sixty (60) days of the commencement thereof, between Borrower or any of its Subsidiaries on the one hand and any governmental regulatory body on the other hand, which dispute could have a Material Adverse Effect.

         4.10 CONDUCT OF BUSINESS. Borrower shall, and shall cause each of its Subsidiaries to, continue to engage in a business of the same general type and manner as conducted by it on the date of this Agreement provided, however, that this covenant shall not prohibit Borrower from entering into the Acquisition Agreement and the TTech Asset Purchase Agreement, and performing its obligations required thereunder and the transactions contemplated thereby.

         4.11 ERISA. If Borrower now has in effect or hereafter institutes any Plan, Borrower shall:

                  (a) Within five (5) business days after Borrower has Knowledge of such event, notify Lender of (1) any fact that might constitute grounds for the involuntary termination of any Plan, or for the appointment by the appropriate United States District Court of a trustee to administer the Plan,
(2) any Reportable Event with respect to any Plan, (3) the institution of proceedings or the taking or expected taking of any other action by the PBGC, Borrower, any of its Subsidiaries or any Commonly Controlled Entity to terminate, withdraw or partially withdraw from any Plan, and (4) with respect to any Multi-Employer Plan, the reorganization or insolvency of such Plan.

                  (b) cause contributions under each such Plan to meet the minimum funding standards required by ERISA.

         4.12 RESTRICTED PAYMENTS; PREEMPTIVE RIGHTS. Borrower shall not, and shall not permit any of its Subsidiaries to, declare, pay or make, any Restricted Payments or grant any preemptive rights with respect to its capital stock of Borrower, except:

                  (a) Borrower may declare and deliver dividends and make distributions payable solely in common stock of Borrower, and may distribute cash in lieu of fractional shares otherwise distributable pursuant to this clause (a).

                  (b) Borrower may purchase or otherwise acquire shares of its capital stock by exchange for or out of the proceeds received from a substantially concurrent issue of new shares of its capital stock.

                  (c) Borrower may make payments of the Deferred Consideration Amounts, the Consideration Shares Put and certain payments to shareholders of Guideline expressly contemplated by, and pursuant to, the Acquisition Agreement, the TTech Asset Purchase Agreement and the transactions contemplated thereby so long as a Default or Event of Default does not exist hereunder, and would not result from any such payment.

                  (d) Borrower may make Restricted Payments to Lender in connection with the Series A Preferred Stock purchased by Lender pursuant to the Stock Purchase Agreement.

         4.13 INVESTMENTS. Borrower shall not make, commit to make or suffer to exist, or permit any of its Subsidiaries to make, commit to make or suffer to exist, any Investment except:

                  (a) cash on hand and in deposit in banks;

                  (b) Investments existing on the date hereof and set forth in
SCHEDULE 3.6;

                  (c) accounts receivable representing trade credit extended in the ordinary course of business;

                  (d) unsecured loans or advances to Borrower by any Subsidiary of Borrower;

                  (e) advances in reasonable amounts made by Borrower and its Subsidiaries to their respective employees for reimbursable expenses incurred or to be incurred by such employees in the ordinary course performance of their duties; and

                  (f) purchases of up to an aggregate amount of $100,000 per year of Borrower's Common Stock on the open market.

                  (g) purchases of Borrower's Common Stock pursuant to the Consideration Shares Put so long as a Default or Event of Default does not exist hereunder, and would not result from any such payment.

         4.14 INDEBTEDNESS. Borrower shall not create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Indebtedness, except:

                  (a) Indebtedness of Borrower under or pursuant to this Agreement and the other Loan Documents;

                  (b) Indebtedness existing, or arising pursuant to commitments existing, on the date hereof, all as set forth in SCHEDULE 3.9, and any extensions, renewals, refundings or refinancings thereof on substantially the same terms or other terms satisfactory to Lender; PROVIDED, HOWEVER, that neither the principal amount thereof nor the interest rate (including the manner of calculating a variable rate of interest) thereon shall be increased, nor shall the amortization schedule thereof be shortened;

                  (c) Contingent Obligations consisting of (1) the indorsement by Borrower or any of its Subsidiaries of negotiable instruments payable to such Person for deposit or collection in the ordinary course of business, and (2) guarantees executed by Borrower or any of its Subsidiaries with respect to Indebtedness of Borrower and its Subsidiaries otherwise permitted by this Agreement;

                  (d) Contingent Obligations consisting of the indemnification by Borrower or any of its Subsidiaries of (1) the officers, directors, employees and agents of Borrower or such Subsidiary, to the extent permissible under the corporation law of the jurisdiction in which Borrower or such Subsidiary is organized, (2) commercial banks, investment bankers and other independent consultants or professional advisors pursuant to agreements relating to the underwriting of Borrower's or such Subsidiary's securities or the rendering of banking or professional services to Borrower or such Subsidiary and (3) landlords, licensors, licensees and other parties pursuant to agreements entered into in the ordinary course of business by Borrower or such Subsidiary;

                  (e) Indebtedness with respect to financed insurance premiums not past due;

                  (f) Indebtedness of Borrower that is owed to a Subsidiary of Borrower and that is described in clause (d) of SECTION 4.13; and

                  (g) Purchase Money Debt and Capitalized Lease Obligations in an aggregate amount not to exceed $250,000 outstanding at any one time.

         4.15 LIENS. Borrower shall not create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon any real or personal property, fixtures, revenues or other assets whatsoever (including the Collateral), whether now owned or hereafter acquired, of Borrower or any of its Subsidiaries, except:

                  (a) Liens securing the indebtedness and other obligations of Borrower pursuant to this Agreement, the Note and the other Loan Documents;

                  (b) Liens described on SCHEDULE 3.9;

                  (c) Liens for taxes not delinquent or that are being contested in good faith and by appropriate actions and for which adequate reserves in accordance with GAAP have been established on the books of Borrower or such Subsidiary;

                  (d) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business that are not overdue for a period of more than thirty (30) days, or if overdue for more than thirty (30) days, (1) which are being contested in good faith and by appropriate proceedings, (2) for which adequate reserves in accordance with GAAP have been established on the books of Borrower or such Subsidiary; and (3) with respect to which the obligations secured thereby are not material;

                  (e) pledges or deposits in connection with workers' compensation insurance, unemployment insurance and like matters;

                  (f) Liens securing Purchase Money Debt or Indebtedness arising under Capitalized Leases; PROVIDED, HOWEVER, that in each case any such Lien attaches only to the specific item(s) of property or asset(s) acquired or financed with the proceeds of the corresponding Indebtedness;

                  (g) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

                  (h) easements, reservations, exceptions, rights-of-way, covenants, conditions, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount, and that do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of business by Borrower or such Subsidiary;

                  (i) Liens of lessors under or in connection with Operating Leases; and

                  (j) Other non-consensual Liens not securing Indebtedness, the existence of which in the aggregate cannot reasonably be expected to have a Material Adverse Effect, PROVIDED that any Lien permitted by this clause (j) is permitted only for so long as is reasonably necessary for Borrower or the affected Subsidiary, using its best efforts, to remove or eliminate such Lien.

         4.16 SALE OR TRANSFER OF ASSETS. Borrower shall not, and shall not permit any of its Subsidiaries to, sell, lease, assign, transfer or otherwise dispose of, any of its assets (including the stock of Subsidiaries) except:

                  (a) sales of inventory and other personal property assets in the ordinary course of business of Borrower and its Subsidiaries;

                  (b) the disposition of obsolete or worn-out equipment or other property no longer required by or useful to Borrower or any of its Subsidiaries in connection with the operation of their businesses, PROVIDED that such equipment or other property is replaced with equipment or other property having substantially equivalent utility and equal or greater value; and

                  (c) the sale or transfer to Borrower of any asset owned by any of its Subsidiaries.

         4.17 MERGERS, CONSOLIDATIONS, ACQUISITIONS AND SALES. Other than the Acquisition Agreement, the TTech Asset Purchase Agreement and the transactions contemplated thereby, Borrower shall not (a) be a party to any merger, consolidation or corporate reorganization, nor (b) purchase or otherwise acquire all or substantially all of the assets or stock of, or any partnership or joint venture interest in, any other person, firm or entity, nor (c) create any Subsidiaries nor convey any of its assets to any Subsidiary; provided, that Borrower shall be permitted to acquire all or substantially all of the assets or stock of, or any partnership on joint venture interest in, any other person, firm or entity if the consideration thereof is less than $250,000, and Borrower gives Lender 30 days prior written notice thereof.

         4.18 TRANSACTIONS WITH AFFILIATES. Borrower shall not enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any affiliate, except in the ordinary course of and pursuant to the reasonable requirements of Borrower's business and upon fair and reasonable terms no less favorable to

Borrower than Borrower would obtain in a comparable arm's length transaction with a person not an affiliate. For the purposes of this SECTION 4.18, "affiliate" shall mean a person, corporation, partnership or other entity controlling, controlled by or under common control with Borrower.

4.19 ENVIRONMENTAL MATTERS. In addition to, and not in derogation of, the requirements of SECTION 4.7, Borrower will, and will cause its Subsidiaries to,
(a) comply with all applicable Environmental Laws (unless the validity or applicability of such laws, standards or regulations are being contested in good faith by appropriate proceedings and adequate reserves therefor have been established in accordance with GAAP), (b) promptly notify Lender of its receipt of any notice of a violation of any such Environmental Law, and (c) indemnify Lender against and hold Lender harmless from all loss, cost, damage, liability, claim and expense incurred by or imposed upon Lender on account of Borrower's failure to perform its obligations under this SECTION 4.19.

         4.20 BOARD RIGHTS AND COMPOSITION. Borrower's Board of Directors (the "Board of Directors") shall be comprised of not less than five (5) members, at least fifty percent (50%) of whom shall be independent directors. As used herein, the term "independent director" means any member of the Board of Directors that (a) is not, directly or indirectly, a holder of record or beneficial owner of five percent (5%) or more of the outstanding shares of any class of capital stock of Borrower or any of its Subsidiaries, (b) is not a parent, child, spouse or sibling of any person described in clause (a) above, and (c) is not an officer or employee of Borrower or any of its Subsidiaries or of any entity that is controlled, directly or indirectly, by any person described in clause (a) above; PROVIDED, HOWEVER, that for purposes of this definition, Lender shall not be deemed to hold of record or own beneficially any class of capital stock of Borrower or any of its Subsidiaries, regardless of whether the Warrant or any portion thereof has been exercised. Borrower shall reimburse Lender for all reasonable expenses incurred by one member of the Board of Directors appointed by Lender, and shall provide customary indemnity for such member (including directors and officers liability coverage in form and amount reasonably satisfactory to Lender). The Board of Directors shall meet at least four times annually. For so long as the Loan remains outstanding, the Lender shall receive notice of and be entitled to attend or may send a representative to attend all meetings of the Board of Directors in a non-voting observation capacity and shall receive a copy of all correspondence and information delivered to the Board of Directors; provided, however, that the Lender, or its representative, shall agree to hold in confidence all information so provided, except for any disclosure (a) made to any of its officers, directors, employees, attorneys and other advisors, (b) of any information which is or has become public information other than as a result of a disclosure by it or any of the persons described in the preceding clause (a), (c) as required by any applicable law, rule or regulation or judicial process or requested by any governmental authority, in which event, to the extent permitted by law, notice of any such disclosure shall be given as promptly as practicable to you, (d) to prospective assignees which agree for the Borrower's benefit to be bound by confidentiality provisions substantially the same as those contained in this sentence, (e) in connection with any adversarial legal proceeding between Lender and Borrower,
(f) of any information which was available to Lender on a non-confidential basis prior to its disclosure by Borrower or its advisors, or (g) of any information which becomes available to Lender on a non-confidential basis from a source other than Borrower or any of its advisors, provided that such source is not (1) known to Lender to be bound by a confidentiality agreement with Borrower or any of its advisors or (2) known to Lender to be otherwise prohibited from transmitting the information to Lender by a contractual, legal or fiduciary obligation.

                                    ARTICLE 5
                               FINANCIAL COVENANTS

         Borrower covenants and agrees that during the term of this Agreement, Borrower shall not:

         5.1 FIXED CHARGE COVERAGE. Permit the Fixed Charge Coverage Ratio as of the end of any Fiscal Quarter ending on or after June 30, 2003 to be less than
1.25 to 1.00.

         5.2 FUNDED INDEBTEDNESS TO EBITDA. Permit the Funded Indebtedness to EBITDA Ratio as of the end of any Fiscal Quarter ending on or after June 30, 2003 to be greater than 3.0 to 1.00.

                                    ARTICLE 6
                              CONDITIONS PRECEDENT

         6.1 DELIVERIES TO LENDER. The obligation of Lender to make the Loan is subject to Lender's receipt of each of the following, all of which shall be in form and substance satisfactory to Lender:

                  (a) AGREEMENT. A counterpart original of this Agreement, duly and validly executed and delivered by or on behalf of the parties thereto;

                  (b) NOTE. The Note, duly and validly executed and delivered on behalf of Borrower;

                  (c) SECURITY DOCUMENTS. The Security Agreement, the Guaranty, the Guarantor Security Agreement and all of the other Security Documents, each duly and validly executed and delivered by or on behalf of all the appropriate parties thereto, together with (1) acknowledgment copies of financing statements duly filed under the UCC of all jurisdictions necessary or, in the opinion of Lender, desirable to perfect the security interests created by such Security Documents and (2) evidence of the public recordation or filing of such of the Security Documents as Lender deems it necessary or desirable to record or file publicly, in such offices as Lender shall require;

                  (d) PERFECTED SECURITY INTEREST. Evidence of Lien searches, through a date satisfactory to Lender, showing no Liens affecting the Collateral other than Permitted Liens;

                  (e) WARRANT AND STOCK PURCHASE AGREEMENT. The Warrant and Stock Purchase Agreement, duly and validly executed by Borrower;

                  (f) SBA DOCUMENTATION. Small Business Administration Forms 480, 652 and 1031 (Part A), all duly and validly completed, executed and delivered by Borrower;

                  (g) ORGANIZATIONAL DOCUMENTS. Copies of the charters, articles of incorporation, certificates of incorporation or other organizational documents of Borrower and each of its Subsidiaries, certified by the Secretary of State or other appropriate public official in each jurisdiction of organization, all in form and substance satisfactory to Lender;

                  (h) BYLAWS. Copies of the bylaws, and all amendments thereto, of Borrower and each of its Subsidiaries, together with certificates of the Secretaries or Assistant Secretaries of Borrower, dated the date hereof, stating that such copy is complete and correct;

                  (i) GOOD STANDING AND AUTHORITY. Certificates of the appropriate governmental officials of each jurisdiction as Lender reasonably may request, dated within thirty (30) days prior to the date hereof, stating that Borrower and each of its Subsidiaries exists, is in good standing with respect to the payment of franchise and similar taxes and is duly qualified to transact business therein;

                  (j) INCUMBENCY. A certificate of the Secretary or Assistant Secretary of Borrower, dated the date hereof, as to the incumbency and signature of all officers of Borrower authorized to execute or attest to this Agreement, the Note and the other Loan Documents to which Borrower is a party, together with evidence of the incumbency of each such Secretary or Assistant Secretary;

                  (k) AUTHORIZING ACTIONS. Copies of the resolutions of the board of directors or other managers of Borrower authorizing, approving and ratifying this Agreement, the Note, the Security Documents and the other Loan Documents and the transactions contemplated herein and therein, duly adopted by the board of directors or other managers of Borrower, together with a certificate of the Secretary or an Assistant Secretary of Borrower, dated the date hereof, stating that each such copy is a true and correct copy of resolutions duly adopted at a meeting, or by action taken on written consent, of the board of directors or other managers of Borrower and that such resolutions have not been modified, amended, rescinded or revoked in any respect and are in full force and effect as of the date hereof;

                  (l) LEGAL OPINIONS OF BORROWER'S COUNSEL. Lender shall have received from Kane Kessler, P.C., counsel to the Borrower, an opinion dated the Closing Date substantially in the form of Exhibit E hereto;

                  (m) FINANCIAL STATEMENTS.

                           (i) The consolidated balance sheet of Borrower and
its Subsidiaries as of December
31, 2002, and the related consolidated statements of income, shareholders' equity and cash flows for the Fiscal Year ended on such date, audited and reported upon, without qualification, by Deloitte & Touche LLP, together with an unaudited consolidating balance sheet of Borrower and its Subsidiaries as of the end of such Fiscal Year and an unaudited consolidating statement of income for Fiscal Year, certified by a Responsible Officer of Borrower;

                           (ii) The unaudited consolidated and consolidating
balance sheet of Borrower and its
Subsidiaries as of March 31, 2003, and the related consolidated and consolidating statement of income and the related consolidated statements of shareholders' equity and cash flows for the period commencing at the beginning of the current Fiscal Year and ending on such date, certified by a Responsible Officer of Borrower;

                  (n) CONSENTS. Evidence that Borrower has obtained all requisite consents and approvals required to be obtained from any Person to permit the transactions contemplated by this Agreement, the Note and the other Loan Documents to be consummated in accordance with their respective terms and conditions; and

                  (o) OTHER MATTERS. All other documents, instruments, agreements, opinions, certificates, insurance policies, consents and evidences of other legal matters, in form and substance satisfactory to Lender and its counsel, as Lender reasonably may request.

         6.2 ADDITIONAL CONDITIONS TO LENDER'S OBLIGATION TO MAKE THE LOAN. The obligation of the Lender to make the Loan is subject to the satisfaction of each of the additional conditions precedent set forth in this SECTION 6.2:

                  (a) PERFORMANCE OF BORROWER OBLIGATIONS. Borrower shall have performed and complied in all material respects with all of the covenants, agreements, obligations and conditions required by this Agreement;

                  (b) NO DEFAULT. No Default shall have occurred and be continuing;

                  (c) COMPLIANCE WITH LAWS. Borrower and its Subsidiaries shall not be in violation of, and shall not have received notice of any violation of, any applicable Requirement of Law, including any building, zoning, occupational safety and health, fair employment, equal opportunity, pension, environmental control, health care, certificate of need, health care facility licensing or similar federal, state or local law, ordinance or regulation, relating to the ownership or operation of its business or assets, if such violation or non-compliance could have a Material Adverse Effect, and, if requested by Lender, Borrower shall have furnished to Lender copies of all required approvals (including required operating licenses and permits) of any Governmental Authority;

                  (d) NO MATERIAL ADVERSE CHANGE. Since December 31, 2002, no Material Adverse Change, as reasonably determined by Lender in good faith, shall have occurred;

                  (e) NO MATERIAL MISREPRESENTATION. The representations and warranties of Borrower set forth in this Agreement, the Note and the other Loan Documents and in any certificate, opinion or other statement provided at any time by or on behalf of Borrower in connection herewith shall be true and correct on and as of the date of the making of the Loan as if made on and as of such date, except to the extent that a representation or warranty is made as of a specific date, in which event such representation or warranty shall remain true and correct as of such earlier date, and except to the extent that a representation or warranty is no longer correct by virtue of changes permitted by the terms of this Agreement; and

                  (f) LEGAL PROCEEDINGS. No action, suit, proceeding or investigation shall be pending before or, to the Borrower's Knowledge, threatened by any court or Governmental Authority with respect to the transactions contemplated hereby or that may have a Material Adverse Effect (as determined by Lender).

                                    ARTICLE 7
                              DEFAULT AND REMEDIES


         7.1 EVENTS OF DEFAULT. The occurrence of any of the following shall constitute an Event of Default hereunder:

                  (a) Borrower shall fail to pay the principal of or interest on the indebtedness evidenced by the Note in accordance with the terms of the Note;

                  (b) Any misrepresentation by Borrower as to any material matter hereunder or under any of the other Loan Documents, or delivery by Borrower of any schedule, statement, resolution, report, certificate, notice or writing to Lender that is untrue in any material respect on the date as of which the facts set forth therein are stated or certified;

                  (c) Borrower shall fail to perform any of its obligations, covenants or agreements under SECTIONS 4.2, 4.3, 4.6, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17 or 4.18 or ARTICLE 5, and with respect to SECTION 4.2 and 4.3 only, such failure shall continue for more than five (5) days;

                  (d) Borrower shall fail to perform or observe any of its other obligations, covenants or agreements set forth in this Agreement (other than those described in SUBSECTIONS 7.1(a), (b), (c) and (m) to the extent one of those subsections is applicable) or the other Loan Documents, and such failure shall continue for more than thirty (30) days after the earlier of (a) written notice from Lender to Borrower of the existence of such Default or (b) the date any Responsible Officer of Borrower first obtains Knowledge of such failure;

                  (e) Borrower or any of its Subsidiaries (1) shall generally not pay or shall be unable to pay its debts as such debts become due; or (2) shall make an assignment for the benefit of creditors or petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets; or (3) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (4) shall have had any such petition or application filed or any such proceeding commenced against it in which an order for relief is entered or an adjudication or appointment is made; or (5) shall indicate, by any act or intentional and purposeful omission, its consent to, approval of or acquiescence in any such petition, application, proceeding or order for relief or the appointment of a custodian, receiver or trustee for it or a substantial part of its assets; or (6) shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of sixty (60) days or more;

                  (f) Borrower or any of its Subsidiaries shall be liquidated, dissolved, partitioned or terminated, or the charter thereof shall expire or be revoked;

                  (g) A default or event of default shall occur under any of the other Loan Documents and, if subject to a cure right, such default or event of default shall not be cured within the applicable cure period or otherwise expressly waived by Lender in writing;

                  (h) Borrower or any of its Subsidiaries shall default in the timely payment or performance of any obligation now or hereafter owed to Lender in connection with any other Indebtedness of Borrower now or hereafter owed to Lender, subject to applicable notice and cure periods, if any;

                  (i) Borrower shall (1) fail to pay any Indebtedness for borrowed money (other than the Indebtedness evidenced by the Note), or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), or (2) fail to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any such Indebtedness, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate the maturity of such Indebtedness, regardless of whether such failure to perform or observe shall be waived by the holder of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

                  (j) David Walke shall cease to be active in the day to day management of Borrower and Borrower shall fail to replace him with a chief executive officer approved by Lender (which approval shall not be unreasonably withheld);

                  (k) A Change in Control of Borrower shall occur;

                  (l) Borrower shall fail to cause the life insurance policy covered by the Assignment of Life Insurance to remain in full force and effect, with a minimum face amount of $3,500,000.00, and subject to no other liens or assignments.

         7.2 ACCELERATION OF MATURITY; REMEDIES. Upon the occurrence of any Event of Default described in SUBSECTION 7.1(E), the indebtedness evidenced by the Note as well as any and all other indebtedness of Borrower to Lender shall be immediately due and payable in full; and upon the occurrence of any other Event of Default described above, Lender at any time thereafter may at its option accelerate the maturity of the indebtedness evidenced by the Note as well as any and all other indebtedness of Borrower to Lender; all without notice of any kind. Upon the occurrence of any such Event of Default and the acceleration of the maturity of the indebtedness evidenced by the Note:

                  (a) Lender shall be immediately entitled to exercise any and all rights and remedies possessed by Lender pursuant to the terms of the Note and all of the other Loan Documents; and

                  (b) Lender shall have any and all other rights and remedies that Lender may now or hereafter possess at law, in equity or by statute.

         7.3 REMEDIES CUMULATIVE; NO WAIVER. No right, power or remedy conferred upon or reserved to Lender by this Agreement or any of the other Loan Documents is intended to be exclusive of any other right, power or remedy, but each and every such right, power and remedy shall be cumulative and concurrent and shall be in addition to any other right, power and remedy given hereunder, under any of the other Loan Documents or now or hereafter existing at law, in equity or by statute. No delay or omission by Lender to exercise any right, power or remedy accruing upon the occurrence of any Event of Default shall exhaust or impair any such right, power or remedy or shall be construed to be a waiver of any such Event of Default or an acquiescence therein, and every right, power and remedy given by this Agreement and the other Loan Documents to Lender may be exercised from time to time and as often as may be deemed expedient by Lender.

         7.4 PROCEEDS OF REMEDIES. Any or all proceeds resulting from the exercise of any or all of the foregoing remedies shall be applied as set forth in the Loan Document(s) providing the remedy or remedies exercised; if none is specified, or if the remedy is provided by this Agreement, then as follows:

                  FIRST, to the costs and expenses, including reasonable attorney's fees, incurred by Lender in connection with the exercise of its remedies;

                  SECOND, to the expenses of curing the default that has occurred, in the event that Lender elects, in its sole discretion, to cure the default that has occurred;

                  THIRD, to the payment of the indebtedness and other obligations of Borrower under this Agreement, the Note and the Loan Documents, including the payment of the principal of and interest on the indebtedness evidenced by the Note, in such order of priority as Lender shall determine in its sole discretion; and

                  FOURTH, the remainder, if any, to Borrower or to any other person lawfully thereunto entitled.


                                    ARTICLE 8
                                   TERMINATION

         This Agreement shall remain in full force and effect until such time as all indebtedness and other obligations of Borrower to Lender have been fully and irreversibly satisfied, and within ten (10) business days thereafter Lender shall cancel the Note and deliver it to Borrower and take such actions as are necessary to release its Liens on the Collateral.



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


                                    ARTICLE 9
                                  MISCELLANEOUS

         9.1 PERFORMANCE BY LENDER. If Borrower shall default in the payment, performance or observance of any covenant, term or condition of this Agreement, which default is not cured within the applicable cure period, then Lender may, at its option, pay, perform or observe the same, and all payments made or costs or expenses incurred by Lender in connection therewith (including reasonable attorney's fees), with interest thereon at the highest default rate provided in the Note (if none, then at the maximum rate from time to time allowed by applicable law), shall be immediately repaid to Lender by Borrower and shall constitute a part of the indebtedness and other obligations secured by the Security Documents. Lender shall be the sole judge of the necessity for any such actions and of the amounts to be paid.

         9.2 SUCCESSORS AND ASSIGNS INCLUDED IN PARTIES. Whenever in this Agreement one of the parties hereto is named or referred to, the heirs, legal representatives, successors, successors-in-title and assigns of such parties shall be included, and all covenants and agreements contained in this Agreement by or on behalf of Borrower or by or on behalf of Lender shall bind and inure to the benefit of their respective heirs, legal representatives, successors-in-title and assigns, whether so expressed or not.

         9.3 COSTS AND EXPENSES. Borrower agrees to pay all reasonable costs and expenses incurred by Lender in connection with the making of the Loan, including filing fees, recording taxes and reasonable attorneys' fees, (provided, however, that Borrower shall not be obligated to reimburse Lender for Lender's attorneys' fees and expenses and out-of-pocket expenses incurred in connection with the initial closing of the Loan to the extent the amount of such fees and expenses exceeds $20,000.00), and agrees to pay all reasonable out-of-pocket expenses of Lender's designee incurred in attending meetings of Borrower's board of directors promptly upon demand of Lender. Borrower further agrees to pay all premiums for insurance required to be maintained by Borrower pursuant to the terms of the Loan Documents and all of the out-of-pocket costs and expenses incurred by Lender in connection with the collection of the Loan, amendment of the Loan Documents or prepayment of the Loan, including reasonable attorneys' fees, promptly upon demand of Lender.

         9.4 ASSIGNMENT. The Note, this Agreement and the other Loan Documents may be endorsed, assigned or transferred in whole or in part by Lender, and any such holder or assignee of the same shall succeed to and be possessed of the rights and powers of Lender under all of the same to the extent transferred and assigned. Lender may grant participations in all or any portion of its interest in the indebtedness evidenced by the Note, and in such event Borrower shall continue to make payments due under the Loan Documents to Lender and Lender shall have the sole responsibility of allocating and forwarding such payments in the appropriate manner and amounts. Borrower shall not assign any of its rights nor delegate any of its duties hereunder or under any of the other Loan Documents without the prior express written consent of Lender.

         9.5 TIME OF THE ESSENCE. Time is of the essence with respect to each and every covenant, agreement and obligation of Borrower hereunder and under all of the other Loan Documents.

         9.6 SEVERABILITY. If any provision(s) of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

         9.7 INTEREST AND LOAN CHARGES NOT TO EXCEED MAXIMUM ALLOWED BY LAW. Anything in this Agreement, the Note or any of the other Loan Documents to the contrary notwithstanding, in no event whatsoever, whether by reason of advancement of proceeds of the Loan, acceleration of the maturity of the unpaid balance of the Loan or otherwise, shall the interest and loan charges agreed to be paid to Lender for the use of the money advanced or to be advanced hereunder exceed the maximum amounts collectible under applicable laws in effect from time to time. It is understood and agreed by the parties that, if for any reason whatsoever the interest or loan charges paid or contracted to be paid by Borrower in respect of the indebtedness evidenced by the Note shall exceed the maximum amounts collectible under applicable laws in effect from time to time, then IPSO FACTO, the obligation to pay such interest or loan charges shall be reduced to the maximum amounts collectible under applicable laws in effect from time to time, and any amounts collected by Lender that exceed such maximum amounts shall be applied to the reduction of the principal balance of the indebtedness evidenced by the Note or refunded to Borrower so that at no time shall the interest or loan charges paid or payable in respect of the indebtedness evidenced by the Note exceed the maximum amounts permitted from time to time by applicable law.

         9.8 NOTICES. Any and all notices, elections or demands permitted or required to be made under this Agreement shall be in writing, signed by the party giving such notice, election or demand and shall be delivered personally, telecopied, telexed or sent by certified mail or by nationally recognized overnight courier service (such as Federal Express), to the other party at the address set forth below, or at such other address as may be supplied in writing and of which receipt has been acknowledged in writing. The date of personal delivery, telecopy or telex, or two (2) business days after the date of mailing, or the next business day after delivery to such courier service, as the case may be, shall be the date of such notice, election or demand. For the purposes of this Agreement:

The address of Lender is:          Petra Mezzanine Fund, L.P.
                                   172 Second Avenue North, Suite 112
                                   Nashville, TN 37201
                                   Facsimile:  (615) 313-5990
                                   Attention:  Joseph D. O'Brien III

                                   with a copy to:



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


                                   Bass, Berry & Sims PLC
                                   315 Deaderick Street, Suite 2700
                                   Nashville, TN 37238-0002
                                   Facsimile: (615) 742-6293
                                   Attention: Felix Dowsley
                                              Howard H. Lamar III

The address of Borrower is:        FIND/SVP, Inc.
                                   625 Avenue of the Americas, 2nd Floor
                                   New York, New York 10011
                                   Facsimile: (212) 255-7632
                                   Attention: David Walke

                                   with a copy to:

                                   Kane Kessler, P.C.
                                   1350 Avenue of the Americas
                                   New York, New York
                                   Facsimile: (212) 245-3009
                                   Attention: Robert L. Lawrence

         9.9 ENTIRE AGREEMENT. This Agreement and the other written agreements between Borrower and Lender represent the entire agreement between the parties concerning the subject matter hereof, and all oral discussions and prior agreements are merged herein; PROVIDED, HOWEVER, that if there is a conflict between this Agreement and any other document executed contemporaneously herewith with respect to or in connection with the Loan, the provision of this Agreement shall control. The execution and delivery of this Agreement and the other Loan Documents by Borrower were not based upon any fact or material provided by Lender, nor was Borrower induced or influenced to enter into this Agreement or the other Loan Documents by any representation, statement, analysis or promise by Lender.

         9.10 GOVERNING LAW. This Agreement shall be construed and enforced under the internal laws of the State of Tennessee, without reference to the conflict of laws principles thereof.

         9.11 AMENDMENTS; INCORPORATION. No amendment or modification hereof shall be effective except in a writing executed by each of the parties hereto. All schedules, exhibits, riders and other documents and instruments referenced herein shall be deemed to be incorporated herein and made a part hereof.

         9.12 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained herein or made by or furnished on behalf of Borrower in connection herewith shall expire upon the termination of this Agreement in accordance with Article 8 hereof.

         9.13 JURISDICTION AND VENUE. Borrower hereby consents to the jurisdiction of the courts of the State of Tennessee and the United States District Court for the Middle District of Tennessee, as well as to the jurisdiction of all courts from which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of any of its obligations arising under this Agreement or any other Loan Documents or with respect to the transactions contemplated hereby, and expressly waives any and all objections it may have as to venue in any of such courts.

         9.14 WAIVER OF JURY TRIAL. LENDER AND BORROWER EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER, RELATING TO OR CONNECTED WITH THIS AGREEMENT, THE COLLATERAL OR ANY OTHER AGREEMENT, INSTRUMENT OR DOCUMENT CONTEMPLATED HEREBY OR DELIVERED IN CONNECTION HEREWITH AND AGREE THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT.

         9.15 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties to this Agreement in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.

         9.16 CONSTRUCTION AND INTERPRETATION. Should any provision of this Agreement require judicial interpretation, the parties hereto agree that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be more strictly construed against the party that itself or through its agent prepared the same, it being agreed that Borrower, Lender and their respective agents have participated in the preparation hereof.

                                   ARTICLE 10
                              POSTCLOSING COVENANT

         10.1 ASSIGNMENT OF LIFE INSURANCE. Borrower covenants and agrees that it shall deliver to Lender within thirty (30) days after the date hereof, the Assignment of Life Insurance and the original life insurance policy assigned to Lender pursuant to the Assignment of Life Insurance.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or have caused this Agreement to be executed by their duly authorized officers or other representatives, as of the date first above written.


                                    LENDER:

                                    PETRA MEZZANINE FUND, L.P.

                                    By: Petra Partners, LLC, its general partner

                                    By: /s/ Joseph D. O'Brien, III,
                                        --------------------------------
                                        Joseph D. O'Brien, III,
                                        Managing Member


                                    BORROWER:

                                    FIND/SVP, INC.

                                    By: /s/ Peter Stone
                                        --------------------------------
                                       Title: Chief Financial Officer
                                              --------------------------











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